Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 12, 2002, relating to the financial statements and financial highlights which appears in the June 30, 2002 Annual Report to Shareholders of The Korean Investment Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Accountants" and "Financial Statements and Report of Independent Accountants" in such Registration Statement.




PricewaterhouseCoopers LLP

1177 Avenue of the Americas
New York, New York 10036
October 25, 2002


00250.0131 #358309